Exhibit 3.84

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

READING’S FUN/BOOKS ARE FUN, LTD.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 490.1006 of the Iowa Business Corporation Act (the “Act”), Reading’s Fun/Books Are Fun, Ltd., a corporation formed under the Act on November 19, 1990 (the “Corporation”), hereby adopts the following amendments to the Corporation’s Articles of Incorporation.

1.                                       The name of the Corporation is Reading’s Fun/Books Are Fun, Ltd.

2.                                       The Restated Articles of Incorporation of the Corporation are amended by deleting ARTICLE I, PART A thereto in its entirety and inserting in lieu thereof the following:

A.  AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 3,350,000 shares, consisting of:

(1)  100,000 shares of Participating Preferred Stock, par value $0.01 per share (the “Participating Preferred Stock”).

(2)  3,000,000 shares of Common Stock, par value $0.01 per share.  Upon the filing of these Articles of Amendment, each then-issued and outstanding share of Common Stock shall be changed and split on the basis of twenty-three thousand nine hundred fourteen (23,914) shares for each such share of Common Stock issued and outstanding.  The fractional share interests that result from the stock split described in this paragraph (2) held by each holder of shares of Common Stock of the Corporation shall be rounded to the nearest whole share.  Upon the surrender to the Corporation by the holder of shares of Common Stock of the Corporation outstanding immediately prior to the effective date of the stock split described in this paragraph (2) of a certificate or certificates representing such shares, the surrendering holder shall be entitled to receive in exchange therefor a certificate representing shares of Common Stock of the Corporation outstanding immediately after such effective date, changed and split as specified in this paragraph, and until so surrendered and exchanged, such certificate or certificates shall represent such changed and split shares.

(3)  250,000 shares of Non-Voting Common Stock, par value $0.01 per share (the “Non-Voting Common Stock” and collectively with Common Stock, the “Common”).  Upon the filing of these Articles of Amendment, each then-issued and outstanding share of Non-Voting Common Stock shall be changed and split on the basis of twenty-three thousand nine hundred fourteen (23,914) shares for each such share of Non-Voting Common Stock issued and outstanding.  The fractional share interests that result from the stock split described in this paragraph (3) held by each holder of shares of Non-Voting Common Stock of the Corporation shall be rounded to the nearest whole share.  Upon the surrender to the Corporation by the holder of shares of Non-Voting Common Stock of the Corporation outstanding immediately prior to the effective date of the stock split described in this paragraph (3) of a certificate or certificates representing such shares, the surrendering holder shall be entitled to receive in exchange therefor a certificate representing shares of Non-Voting Common Stock of the Corporation outstanding immediately after such effective date, changed and split as specified in this paragraph, and until so surrendered and exchanged, such certificate or certificates shall represent such changed and split shares.

The Participating Preferred Stock and the Common are referred to collectively herein as the “Stock”.

3.                                       These Articles of Amendment were approved by holders of not less than ninety percent (90%) of the Common, the only shares entitled to vote with respect to the matter, acting by written consent without a meeting or vote pursuant to Section 490.704 of the Act, on February 3, 1998.  The shareholders taking such action were the holders of 37.80593 of the 37.91672 issued and outstanding shares of the Corporation’s Common Stock and all 6.45834 of the issued and outstanding shares of the Corporation’s Non-Voting Common Stock, acting as a single class.

The effective date and time of this document shall be the date of filing.

Reading’s Fun/Books Are Fun, Ltd.

By:	/s/ Earl P. Kaplan
Earl P. Kaplan, President